QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.24

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ECLECTIC COMMUNICATIONS, INC.

        The undersigned certify that:

          1.     They are the president and secretary, respectively, of Eclectic Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of California.

          2.     Article I of the Articles of Incorporation of Eclectic Communications is amended to read as follows:

            "The name of this corporation is Cornell Corrections of California, Inc."

          3.     The board of directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the foregoing Amendment to the Certificate of Incorporation of said corporation.

          4.     In accordance with the provisions of Sections 603 and 902 of the General Corporation Law of the State of California, in lieu of a meeting and vote of stockholders, the sole holder of all of the outstanding stock of the Corporation has given its written consent to said Amendment.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge, this 21st day of July, 1995.

/s/ DAVID M. CORNELL
David M. Cornell, President
/s/ STEVEN W. LOGAN
Steven W. Logan, Secretary

QuickLinks

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF ECLECTIC COMMUNICATIONS, INC.